Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Fourth-Quarter

and Full-Year Financial Results for 2013

CHESTERFIELD, MO, March 5, 2014 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the fourth quarter and full year of 2013.

Fourth-Quarter Results

Reliv reported net sales of $17.4 million for the fourth quarter of 2013, compared with net sales of $16.9 million for the fourth quarter of 2012. U.S. net sales increased by 4.1 percent for the quarter compared with the same quarter in 2012. International net sales for the quarter decreased 1.5 percent compared to the prior-year quarter, but sales were buoyed by an increase in net sales of Europe of 30.3 percent.

Reliv reported net income of $503,000, or $0.04 per diluted share, for the fourth quarter of 2013 compared with net income of $437,000, or $0.03 per diluted share, for the fourth quarter of 2012. Income from operations for the fourth quarter of 2013 was $888,000 compared with $611,000 in the same quarter of 2012.

Full-Year Results

Reliv reported net sales of $68.2 million for 2013 compared with net sales of $68.7 million in 2012. U.S. net sales were essentially flat at $53.7 million in 2013, compared to $53.8 million in 2012. Net sales in Reliv’s foreign markets for 2013 decreased 2.4 percent compared with net sales for 2012. Europe remained Reliv’s biggest growth market, with net sales increasing by 22.7 percent.

Net income for 2013 was $777,000 compared with $1.4 million in 2012. Diluted earnings per share were $0.06 in 2013 compared with $0.11 in 2012. Net income for 2012 included a one-time after-tax gain of approximately $247,000 ($0.02 diluted EPS) resulting from a discounted balance due on a purchase agreement entered into in a previous year.

“The United States reported sales gains in both the third and fourth quarters of 2013, the first year-over-year quarterly gains in the United States in more than six years at Reliv,” said Robert L. Montgomery, chairman and chief executive officer of Reliv. “U.S. growth led to an increase in net sales worldwide in the third and fourth quarters, up 8.3% and 2.8% respectively, over the same periods in 2012. We believe that an updated distributor compensation plan, sustained expansion in Europe and Reliv’s position as a pioneer in the field of nutritional epigenetics create a solid foundation.”

“Reliv Europe has now recorded 17 straight quarters of year-over-year sales growth,” he added. “We began operations in France in April 2013, and we expect this sales growth in Europe to continue in 2014.”

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“In the United States, we introduced our Ignition Master Affiliate qualification promotion for August-October and then extended the promotion through December. The promotion had an immediate impact, accelerating both distributor sign-ups and product sales,” Montgomery said. “The number of new Master Affiliates, the level at which distributors are eligible to earn generation royalties, increased by 144% in the third quarter and by 125% in the fourth quarter of 2013 compared to the number of new Master Affiliates added during those same quarters in 2012.”

“At the beginning of 2014, we announced that the reduced sales volume level needed to qualify as a Master Affiliate under the Ignition promotion would remain as a permanent update to Reliv’s compensation plan,” he added. “Our objective is to make the Reliv business opportunity more accessible to new people and accelerate distributor advancement. However, we also expect that many Master Affiliates requalified in the fourth quarter of 2013 at the reduced sales volume level versus typically requalifying in January 2014. This will have some impact on our first quarter results for 2014.”

“Reliv’s acquisition in July of the intellectual property of Soy Labs LLC related to the nutritional ingredient lunasin continues to drive business,” Montgomery said. “We have positioned ourselves as the Nutritional Epigenetics Company in our marketing efforts, and the message is resonating with Distributors and consumers alike. The flagship products in the LunaRich® line, Reliv Now® and LunaRich X™, are now our top two sellers, accounting for 18.8% and 15.0% of U.S. net sales in the fourth quarter of 2013, respectively.”

“We are focusing on new people in 2014 and have introduced new distributor welcome kits, new ‘Get Started’ pages on reliv.com and a new Rookie Bonus,” he said. “We also plan to invest in additional resources to drive further technology upgrades. Before the year is out, we plan to announce exciting new online tools to allow our distributors to build their businesses more quickly.”

As of December 31, 2013, Reliv had 53,070 distributors – a decrease of 7.6 percent from December 31, 2012 – of which 7,540 are Master Affiliate level and above. The number of Master Affiliates increased by 6.8% compared to the year-ago total.

Reliv had cash and cash equivalents of $6.7 million as of December 31, 2013, an increase of $856,000 from the balance as of December 31, 2012. Net cash generated from operating activities increased to $2.6 million in 2013 from $2.5 million in 2012.

About Reliv International, Inc.
Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, the peptide behind many of soy’s health benefits. The company sells its products through an international network marketing system of independent distributors in 16 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)

Assets
Current assets:
Cash and cash equivalents	$6,656,798	$5,801,042
Accounts receivable, less allowances of
$31,800 in 2013 and $35,700 in 2012	148,630	247,087
Accounts and note due from employees and distributors	129,852	109,346
Inventories	5,214,690	5,262,916
Other current assets	1,006,099	1,070,301
Total current assets	13,156,069	12,490,692

Other assets	4,511,360	4,212,442
Intangible assets, net	3,195,903	1,443,635

Net property, plant and equipment	6,735,419	7,111,772

Total Assets	$27,598,751	$25,258,541

Liabilities and Stockholders’ Equity

Total current liabilities	$6,649,345	$6,614,631
Long-term debt, less current maturities	3,781,607	2,401,312
Other non-current liabilities	1,037,327	660,728
Stockholders’ equity	16,130,472	15,581,870

Total Liabilities and Stockholders’ Equity	$27,598,751	$25,258,541

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Reliv International, Inc. and Subsidiaries
ADD THREE

Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Product sales	$16,082,933	$15,016,025	$62,379,450	$61,097,180
Handling & freight income	1,301,670	1,892,979	5,827,288	7,612,709

Net sales	17,384,603	16,909,004	68,206,738	68,709,889

Costs and expenses:
Cost of products sold	3,532,171	3,511,453	14,022,996	13,685,581
Distributor royalties and commissions	6,330,914	6,326,940	24,926,014	25,839,621
Selling, general and administrative	6,633,625	6,459,156	27,755,483	27,472,807

Total costs and expenses	16,496,710	16,297,549	66,704,493	66,998,009

Income from operations	887,893	611,455	1,502,245	1,711,880

Other income (expense):
Interest income	36,330	42,557	149,402	129,415
Interest expense	(24,279)	(17,164)	(82,461)	(99,502)
Other income (expense)	(75,114)	29,663	(137,596)	406,176

Income before income taxes	824,830	666,511	1,431,590	2,147,969
Provision for income taxes	322,000	230,000	655,000	789,000

Net Income	$502,830	$436,511	$776,590	$1,358,969

Earnings per common share - Basic	$0.04	$0.03	$0.06	$0.11
Weighted average shares	12,624,000	12,504,000	12,619,000	12,500,000

Earnings per common share - Diluted	$0.04	$0.03	$0.06	$0.11
Weighted average shares	12,875,000	12,643,000	12,816,000	12,654,000

Cash dividends declared per common share	$0.01	$0.01	$0.03	$0.03

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Reliv International, Inc. and Subsidiaries
ADD FOUR

Net sales by Market
(in thousands)

	Three months ended December 31,				Change From
	2013		2012		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	13,550	77.9%	13,015	77.0%	535	4.1%
Australia/New Zealand	457	2.6%	629	3.7%	(172)	-27.3%
Canada	466	2.7%	491	2.9%	(25)	-5.1%
Mexico	219	1.3%	224	1.3%	(5)	-2.2%
Europe	2,289	13.2%	1,757	10.4%	532	30.3%
Asia	404	2.3%	793	4.7%	(389)	-49.1%

Consolidated total	17,385	100.0%	16,909	100.0%	476	2.8%

Net sales by Market
(in thousands)

	Year ended December 31,				Change From
	2013		2012		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	53,651	78.7%	53,801	78.3%	(150)	-0.3%
Australia/New Zealand	1,859	2.7%	2,111	3.1%	(252)	-11.9%
Canada	1,777	2.6%	1,861	2.7%	(84)	-4.5%
Mexico	977	1.4%	1,056	1.5%	(79)	-7.5%
Europe	7,953	11.7%	6,481	9.4%	1,472	22.7%
Asia	1,990	2.9%	3,400	5.0%	(1,410)	-41.5%

Consolidated total	68,207	100.0%	68,710	100.0%	(503)	-0.7%

The following table sets forth, as of December 31, 2013 and 2012, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above.  We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.  For the December 31, 2013 data, the active distributor count for Europe includes our preferred customers in France.  This program began in mid-2013 and the Europe active distributor count as of 12/31/13 includes 1,500 preferred customers.

Active Distributors and Master Affiliates and above by Market

					Change From
	As of 12/31/2013		As of 12/31/2012		Prior Year
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	39,270	5,590	40,470	5,150	-3.0%	8.5%
Australia/New Zealand	1,470	200	1,790	190	-17.9%	5.3%
Canada	1,340	250	1,280	230	4.7%	8.7%
Mexico	1,100	160	1,680	150	-34.5%	6.7%
Europe	6,790	940	6,920	740	-1.9%	27.0%
Asia	3,100	400	5,290	600	-41.4%	-33.3%

Consolidated total	53,070	7,540	57,430	7,060	-7.6%	6.8%

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